D y l a n F l o y d A c c o u n t i n g & C o n s u l t i n g

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Pos-Qualification Amendment No.1 to Offering Circular constituting an amendment the Offering Statement on Form 1-A, previously filed on April 9, 2019 and qualified on April 16, 2019, as amended, of our Independent Auditor’s Report dated April 28, 2020 relating to the balance sheet of Cannabinoid Biosciences, Inc. as of December 31, 2019, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from May 6, 2014 (inception) to December 31, 2019, and the related notes to the financial statements.

Albert Garcia, CPA

DylanFloyd Accounting & Consulting

April 28, 2020

Newhall CA